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                                                                    Exhibit 9(a)

                               SERVICES AGREEMENT

                  This SERVICES AGREEMENT, made this 8th day of September, 1986, by and between Addison Capital Shares, Inc., a Maryland corporation (the "Fund"), and Janney Montgomery Scott Inc., a Delaware corporation ("Janney").

                  WHEREAS, the Fund is registered as an open-end, diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933 and various state securities laws; and

                  WHEREAS, the Fund wishes to retain Janney to provide certain services to the Fund; and

                  WHEREAS, Janney is willing to furnish such services on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

                  1. Janney hereby agrees to (i) maintain office facilities for the Fund which may be in the offices of Janney or a corporate affiliate but shall be in such location as the Fund shall reasonably determine, (ii) oversee performance by Provident National Bank, Provident Financial Processing Corporation and Provident Institutional Management Corporation of their respective duties as the Fund's custodian, transfer and dividend disbursing agent, and administrator, (iii) respond, orally or in writing as appropriate, to inquiries concerning accounts, shareholder services, and other Fund matters made by Fund shareholders, and (iv) provide a toll-free telephone number (which number may be used for other Janney purposes) for such shareholder inquiries. Janney may from time to time employ or associate with itself such person or persons as Janney may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both Janney and the Fund. The compensation of such person or persons shall be paid by Janney and no obligation may be incurred on behalf of the Fund in such respect.

                  2. As compensation for the services performed and the facilities furnished by Janney, and subject to Section 3 hereof, the Fund shall pay Janney, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.25% annually of the Fund's average daily net assets. Janney hereby agrees to waive payment of this fee due for services performed during the month in which this Agreement becomes effective and the twelve-month period thereafter (the "Waiver Period"). The first fee payment shall therefore be made as promptly as possible at the end of the first full month next succeeding the one-year anniversary. If, following the Waiver Period, this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be the proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of


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independent accountants which shall show the amount properly payable to Janney under this Agreement and the detailed computation thereof.

                  3. If the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which Fund shares are registered or qualified for sale to the public, Janney will reimburse the Fund for any excess up t o the amount of the fee payable to it during that fiscal year pursuant to Section 2 above.

                  4. Janney assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of Janney; provided, that nothing in this Agreement shall protect Janney against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. In responding to shareholder inquiries, Janney shall give only such information and make only such statements or representations as are contained in the Registration Statement or are provided in writing by the Fund, its Transfer Agent, its Custodian, or its Administrator.

                  5. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of Janney who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Janney to engage in any other business or to render services of any kind,


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including investment advisory and management services, to any other corporation, firm, individual or association.

                  6. As used in this Agreement, the terms "securities", and "net assets", shall have the meanings ascribed to them in the Articles of Incorporation of the Fund; and the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

                  7. Subject to the provisions of paragraph 10 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided that Janney does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year and provided further that such continuance is specifically approved at least annually (a) by vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and (b) by vote of the holders of a majority of the outstanding voting securities of the Fund or by majority vote of the Fund's Board of Directors.

                  8. This Agreement shall terminate automatically in the event of its assignment by Janney and shall not be assignable by the Fund without the consent of Janney. This Agreement may also be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund by sixty (60) days' written notice addressed to Janney at its principal place of business.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers thereunto duly authorized.


Attest:                                    JANNEY MONTGOMERY SCOTT INC.


By: /s/ W. Gresham O'Malley                By: /s/ Edgar Scott, Jr.
   -----------------------------              ---------------------------------
         Secretary                               Co-Chairman of the
                                                 Board of Directors


Attest:                                    ADDISON CAPITAL SHARES, INC.


By: /s/ Radcliffe Cheston                  By: /s/ Jay R. Massey
   -----------------------------              ---------------------------------
         Secretary                                  President


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